Exhibit 99.6

A registration statement relating to the securities proposed to be issued in the Exchange Offer (as defined below) has been filed with the Securities and Exchange Commission (“SEC”) but has not yet become effective. This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below) and this communication is not a substitute for the Prospectus (as defined below) filed by Sequenom (as defined below) with the SEC in connection with the Exchange Offer by Sequenom and its wholly owned subsidiary, Acquisition Sub (as defined below), for all of the outstanding shares of common stock of EXACT Sciences (as defined below). The Exchange Offer is made by the Prospectus and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto, and is being made to all holders of Shares. Before making any decision with respect to such matters, investors and security holders are urged to read these documents and other relevant materials when they become available, because they will contain important information.

The Exchange Offer is not being made to, nor will Shares be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Acquisition Sub may in its discretion, however, take such action as it may deem necessary to make the Exchange Offer in any jurisdiction and extend the Exchange Offer to holders of Shares in any such jurisdiction, in each case in compliance with the laws of such jurisdiction. In those jurisdictions where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on behalf of Acquisition Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Exchange

each outstanding share of Common Stock of

EXACT SCIENCES CORPORATION

for

$1.50 in shares of Common Stock

(with a floating exchange ratio that is within a collar

and a fixed exchange ratio outside the collar as

described in the Prospectus)

of

SEQUENOM, INC.

Pursuant to the Prospectus

by

ESC ACQUISITION SUB, INC.

ESC Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”) and a wholly owned subsidiary of Sequenom, Inc., a Delaware corporation (“Sequenom”), is offering to exchange for each outstanding share of common stock, par value $0.01 per share (collectively, the “Shares” or “EXACT Sciences Common Stock”), of EXACT Sciences Corporation, a Delaware corporation (“EXACT Sciences”), $1.50 in shares of common stock, $0.001 par value, of Sequenom (“Sequenom Common Stock”), pursuant to an exchange ratio described below, and cash in lieu of fractional shares, and upon the terms and subject to the conditions set forth in the prospectus/offer to exchange, dated January 27, 2009 (the “Prospectus”) and the related Letter of Transmittal (which, as amended, modified or supplemented from time to time, collectively constitute the “Exchange Offer”). The exchange ratio is a fraction, rounded to the fourth decimal point, equal to the quotient of $1.50, divided by the Sequenom Common Stock price described below, except that if the Sequenom Common Stock price is more than $28.06 or less than $20.74, the exchange ratio is fixed as described below. The Sequenom Common Stock price used to determine the exchange ratio will be equal to the average of the closing sales price for a share of Sequenom Common Stock on The NASDAQ Global Market during the 10-day trading period ending one day before the Expiration Date (as defined below) of the Exchange Offer (the “Closing Sales Price”), provided that if the Closing Sales Price is more than $28.06 per share, then the exchange ratio will be fixed at 0.0535 of a share of Sequenom Common Stock for each share of EXACT Sciences Common Stock and if the Closing Sales Price is

less than $20.74 per share, then the exchange ratio will be fixed at 0.0723 of a share of Sequenom Common Stock for each share of EXACT Sciences Common Stock. Stockholders of record who tender their Shares directly to the Exchange Agent (as defined below) will not be obligated to pay brokerage fees or commissions, if any, on the exchange of Shares pursuant to the Exchange Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees or commissions. Acquisition Sub or Sequenom will pay all charges and expenses of BNY Mellon Shareowner Services, which is acting as exchange agent (the “Exchange Agent”), and Innisfree M&A Incorporated, which is acting as information agent (the “Information Agent”) in connection with the Exchange Offer.

The purpose of the Exchange Offer is for Sequenom to acquire control of EXACT Sciences and ultimately all of the outstanding shares of EXACT Sciences Common Stock. This Exchange Offer is the first step in Sequenom’s plan to acquire control of EXACT Sciences and all of the outstanding shares of EXACT Sciences Common Stock. Sequenom intends, as promptly as practicable after completion of the Exchange Offer, to seek to have EXACT Sciences consummate a second-step merger of Acquisition Sub or another wholly owned subsidiary of Sequenom with and into EXACT Sciences. Pursuant to the terms of the proposed second-step merger (the “proposed merger”), each remaining issued and outstanding share of EXACT Sciences Common Stock (other than shares of EXACT Sciences Common Stock owned by Sequenom, Acquisition Sub or EXACT Sciences or held by EXACT Sciences stockholders who perfect appraisal rights under Delaware law, to the extent available) will be converted into the same fraction of a share of Sequenom Common Stock using the same exchange ratio used in the Exchange Offer, plus cash in lieu of any fractional shares of Sequenom Common Stock. After completion of the proposed merger, EXACT Sciences will be a wholly owned subsidiary of Sequenom.

The Offer and Withdrawal Rights will expire at 5:00 p.m., New York time, on March 24, 2009, unless the Offer is extended.

The Exchange Offer is conditioned upon, among other things, there having been validly tendered, and not withdrawn prior to the Expiration Date, a number of shares of EXACT Sciences Common Stock that shall constitute at least 75% of the outstanding shares of EXACT Sciences Common Stock. Other conditions to the Exchange Offer are described in the Prospectus.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date, Acquisition Sub will accept for exchange, and will exchange, Shares validly tendered and not withdrawn prior to the Expiration Date. In all cases, exchange of Shares will be made only after timely receipt by the Exchange Agent of (1) certificates for such Shares or a confirmation of a book-entry transfer of such Shares, (2) a properly completed and duly executed Letter of Transmittal, or an agent’s message (as defined in the Prospectus) in connection with a book-entry transfer, and (3) any other required documents. For purposes of the Exchange Offer, Acquisition Sub shall be deemed to have accepted for exchange Shares validly tendered and not withdrawn as, if and when Acquisition Sub gives notice thereof to the Exchange Agent. Delivery of Sequenom Common Stock in exchange for Shares validly tendered and accepted pursuant to the Exchange Offer and cash in lieu of a fraction of a share of Sequenom Common Stock will be made by the Exchange Agent promptly after receipt of such notice. The Exchange Agent will act as agent for tendering stockholders for the purpose of receiving Sequenom Common Stock and cash to be paid in lieu of a fraction of a share of Sequenom Common Stock from Acquisition Sub and transmitting such Sequenom Common Stock and cash to validly tendering stockholders. No fractional shares of Sequenom Common Stock will be issued pursuant to the Exchange Offer, nor will interest be paid by Sequenom or Acquisition Sub in any circumstances, regardless of any delay in making such exchange.

The Exchange Offer and Withdrawal Rights will expire at 5:00 p.m., New York time, on March 24, 2009, referred to as the “expiration date,” unless extended, in which event, the term “expiration date” shall mean the latest time and date at which the Exchange Offer, as so extended by Sequenom or Acquisition Sub, shall expire.

To the extent legally permitted, Sequenom and Acquisition Sub expressly reserve the right, in their sole discretion, at any time or from time to time (1) to extend, for any reason, the period of time during which the

Exchange Offer is open, (2) to amend or terminate the Exchange Offer without accepting for exchange or exchanging any Shares, if any of the conditions of the Exchange Offer specified in the Prospectus under the caption “The Exchange Offer—Conditions of the Exchange Offer” have not been satisfied, (3) to amend or terminate the Exchange Offer without accepting for exchange or exchanging any Shares if EXACT Sciences agrees to enter into a negotiated merger agreement with Sequenom, (4) except as otherwise specified in the Prospectus, to waive any condition or otherwise amend the Exchange Offer in any respect or (5) to delay acceptance for exchange of, or exchange of, any Shares in order to comply in whole or in part with applicable law. Sequenom or Acquisition Sub will effect any extension, termination, amendment or delay by giving oral or written notice to the Exchange Agent and by making a public announcement as promptly as practicable thereafter, which, in the case of an extension, will be made no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Date. During any such extension or amendment, all Shares previously tendered and not withdrawn will remain subject to the Exchange Offer, subject to the right to withdraw the Shares.

Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Sequenom or Acquisition Sub may, subject to certain conditions, elect to provide a subsequent offering period of three business days to 20 business days in length following the expiration of the Exchange Offer on the Expiration Date and acceptance for exchange of the Shares tendered in the Exchange Offer (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, following the first exchange of Shares in the Exchange Offer, during which stockholders could tender Shares not tendered in the Exchange Offer. If Sequenom or Acquisition Sub elects to include a Subsequent Offering Period, it will notify holders of Shares by making a public announcement on the next business day after the Expiration Date consistent with the requirements of Rule 14d-11 under the Exchange Act. Holders of Shares exchanged in a Subsequent Offering Period, if one is included, will receive the same fraction of a share of Sequenom Common Stock for each Share exchanged during such period as was offered in the Exchange Offer.

Tenders of Shares made pursuant to the Exchange Offer will be irrevocable except that Shares may be withdrawn at any time on or prior to the Expiration Date and, unless previously accepted for exchange pursuant to the Exchange Offer, may also be withdrawn at any time 60 days after the Exchange Offer is commenced. If Sequenom or Acquisition Sub decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover page of the Prospectus and must include the name of the person who tendered the Shares to be withdrawn, the certificate number(s) and the number of Shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Exchange Agent and the signatures on the notice of withdrawal must be guaranteed by an eligible institution (as defined in the Prospectus), unless such Shares were tendered by an eligible institution. If Shares have been tendered pursuant to the procedures for book-entry tender discussed under “The Exchange Offer—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Shares will be determined by Sequenom and Acquisition Sub in their sole discretion, which determination shall be final and binding on all tendering stockholders. None of Sequenom, Acquisition Sub, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or any notice of withdrawal or incur any liability for failure to give any such notification.

The Exchange Offer, the proposed merger and, to the extent consummated, the forward merger (that is, the merger of EXACT Sciences with and into Sequenom or a wholly owned subsidiary of Sequenom), taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, in which case the receipt of Sequenom Common Stock pursuant to the Exchange

Offer, the proposed merger or, to the extent consummated, the forward merger, will not be a taxable transaction for U.S. federal income tax purposes, except to the extent of any cash received in lieu of a fractional share of Sequenom Common Stock.

The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Prospectus and is incorporated herein by reference.

In connection with the Exchange Offer, Sequenom and Acquisition Sub will request from EXACT Sciences its stockholder list and security position listings of Shares held in stock depositories. The Prospectus, the related Letter of Transmittal and other related materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The Prospectus and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Exchange Offer. Investors and security holders can obtain copies of these materials (and all other Exchange Offer documents filed with the SEC) when available, at no charge on the SEC’s website: www.sec.gov. Copies can also be obtained at no charge by directing a request for such materials to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, toll free at 1-877-825-8621. Investors and security holders may also read and copy any reports, statements and other information filed by Sequenom or EXACT Sciences with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Requests for additional copies of the Prospectus, the related Letter of Transmittal and other Exchange Offer materials should be directed to the Information Agent at its address and telephone number as set forth below, and copies will be furnished promptly at Acquisition Sub’s expense. Questions and requests for assistance may be directed to the Information Agent. Acquisition Sub will not pay any fees or commissions to any broker or dealer or any other person (other than the Exchange Agent and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Exchange Offer.

The Information Agent for the Exchange Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders, Please Call Toll-Free: 877-825-8621

Banks and Brokerage Firms May Call Collect: 212-750-5833

January 27, 2009